EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	enash@stamps.com

STAMPS.COM REPORTS RECORD FOURTH QUARTER AND FISCAL 2015 RESULTS

Revenue up 67% to $69.9M; Non-GAAP EPS up 119% to $1.57

El Segundo, CA – February 25, 2016 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions to over 600 thousand customers, today announced results for the fourth quarter and fiscal year ended December 31, 2015.  All 2015 financial results include Endicia’s results from our November 18 closing of that acquisition through the end of the year.

Fourth Quarter 2015 Financial Highlights

•	Total revenue was $69.9 million, up 67% compared to the fourth quarter of 2014.

•	Adjusted EBITDA was $30.2 million, up 136% compared to the fourth quarter of 2014.

•	Non-GAAP net income per fully-diluted share was $1.57, up 119% compared to the fourth quarter of 2014.

“We were very pleased with our financial performance in the fourth quarter and for 2015 as a whole,” said Ken McBride, Stamps.com's chairman and CEO.  “This was another exceptional year for Stamps.com with strong execution on our business goals, including the integration of our 2014 acquisitions of ShipStation and ShipWorks where we began to realize the synergies we expected from those deal.  This year we completed the Endicia acquisition, and we have begun working on the process of integrating their businesses into ours.  Together, our three acquisitions have significantly strengthened our position in shipping, and we are excited about our opportunities in 2016 and beyond.”

Fourth Quarter 2015 Detailed Results

Mailing and Shipping revenue (which includes service, product and insurance revenue from all customers but excludes Customized Postage revenue) was $67.2 million, up 67% versus the fourth quarter of 2014.  Customized Postage revenue was $2.7 million, up 78% versus the fourth quarter of 2014.  The growth in Customized Postage was primarily the result of increased high volume business orders, and also included the addition of Endicia’s Customized Postage revenue. Mailing and Shipping gross margin was 84.2%, Customized Postage gross margin was 18.8% and total gross margin was 81.7%.

On a GAAP basis, the Company recorded a net loss for the fourth quarter of $71 thousand. On a per share basis, total fourth quarter 2015 GAAP net loss was $0.00 based on 16.6 million basic shares outstanding. Fourth quarter 2015 GAAP net income was reduced by $8.1 million of non-cash stock-based compensation expense, $1.5 million of non-cash intangible amortization expense, $0.5 million of non-recurring acquisition related expenses, $20.1 million of non-cash contingent consideration charges and $31 thousand of non-cash amortization of capitalized debt issuance costs, and increased by $1.9 million of non-cash income tax benefit. The contingent consideration charge resulted from changes in the fair value of the contingent consideration related to the ShipStation acquisition that was driven primarily by the increase in the Company's stock price during the fourth quarter.

Excluding the stock-based compensation expense, intangible amortization expense, non-recurring expenses, contingent consideration charges, amortization of capitalized debt issuance costs and the non-cash income tax benefit, fourth quarter 2015 non-GAAP operating income was $29.1 million and non-GAAP net income was $28.1 million or $1.57 per share based on 17.9 million fully-diluted shares outstanding. This compares to fourth quarter 2014 non-GAAP operating income of $11.9 million and non-GAAP net income of $11.7 million or $0.72 per share based on fully-diluted shares outstanding of 16.4 million. Therefore, fourth quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully-diluted earnings per share increased by 144%, 140% and 119% year-over-year, respectively.

Fourth Quarter 2015 Reconciliation of GAAP to Non-GAAP Financial Measures

Fourth Quarter Fiscal 2015 All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Non-Recurring Expenses	Contingent Consideration Charge	Debt Amortization	Income Tax Benefit (Expense)	GAAP Amounts

Cost of Revenues	$12.78	$0.41	$-	$-	$-	$-	$-	$13.18
Research & Development	5.65	1.34	-	-	-	-	-	6.99
Sales & Marketing	16.04	2.21	-	-	-	-	-	18.25
General & Administrative	6.29	4.17	1.47	0.47	-	-	-	12.39
Contingent Consideration Charge	-	-	-	-	20.06	-	-	20.06

Total Expenses	40.76	8.12	1.47	0.47	20.06	-	-	70.88

Gross Margin	81.7%	(0.6%)	-	-	-	-	-	81.1%

Income (Loss) from Operations	29.12	(8.12)	(1.47)	(0.47)	(20.06)	-	-	(1.00)

Operating Margin	41.7%	(11.6%)	(2.1%)	(0.7%)	(28.7%)	-	-	(1.4%)

Interest and Other Income	(0.32)	-	-	-	-	(0.03)	-	(0.35)

Pre-Tax Income (Loss)	28.80	(8.12)	(1.47)	(0.47)	(20.06)	(0.03)	-	(1.35)

Benefit (Expense) for Income Taxes	(0.66)	-	-	-	-	-	1.94	1.28

Net Income (Loss)	28.14	(8.12)	(1.47)	(0.47)	(20.06)	(0.03)	1.94	(0.07)

On a diluted per share basis	$1.57	$(0.49)	$(0.09)	$(0.03)	$(1.21)	$(0.00)	$0.12	$(0.00)

Shares used in per share calculation	17.88	16.64	16.64	16.64	16.64	16.64	16.64	16.64

*	Common equivalent shares are excluded from the GAAP diluted earnings per share calculation as their effect is anti-dillutive

2015 Detailed Results

Total 2015 revenue was $214.0 million, an increase of 45% versus $147.3 million in 2014. Mailing and Shipping revenue was $206.7 million, up 46% versus 2014.  Customized Postage revenue was $7.2 million, up 33% versus 2014.

Total 2015 GAAP net loss was $4.2 million, including approximately $17.2 million of stock-based compensation expense, $3.6 million of amortization expense of acquired intangibles, $46.1 million of contingent consideration charges resulting from changes to the fair value of the contingent consideration for the ShipStation acquisition, $17.2 million of non-recurring expenses, including expenses related to acquisitions and litigation settlements, $31 thousand of amortization of capitalized debt issuance costs, and a non-cash income tax benefit of $2.8 million resulting from the GAAP net loss. On a per share basis, total 2015 GAAP net loss was $0.26 based on basic shares outstanding of 16.4 million.

2015 Reconciliation of GAAP to Non-GAAP Financial Measures

Fiscal Year 2015 All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Non-Recurring Expenses	Contingent Consideration Charge	Debt Amortization	Litigation Settlement Expense	Income Tax Benefit (Expense)	GAAP Amounts

Cost of Revenues	$42.94	$0.99	$-	$-	$-	$-	$-	$-	$43.94
Research & Development	17.56	3.15	-	-	-	-	-	-	20.71
Sales & Marketing	51.60	4.55	-	-	-	-	-	-	56.14
General & Administrative	23.04	8.53	3.60	7.22	-	-	-	-	42.40
Contingent Consideration Charge	-	-	-	-	46.09	-	-	-	46.09
Litigation Settlement	-	-	-	-	-	-	10.00	-	10.00

Total Expenses	135.14	17.23	3.60	7.22	46.09	-	10.00	-	219.28

Gross Margin	79.9%	(0.5%)	-	-	-	-	-	-	79.5%

Income (Loss) from Operations	78.82	(17.23)	(3.60)	(7.22)	(46.09)	-	(10.00)	-	(5.32)

Operating Margin	36.8%	(8.1%)	(1.7%)	(3.4%)	(21.5%)	-	(4.7%)	-	(2.5%)

Interest and Other Income	(0.22)	-	-	-	-	(0.03)	-	-	(0.25)

Pre-Tax Income (Loss)	78.60	(17.23)	(3.60)	(7.22)	(46.09)	(0.03)	(10.00)	-	(5.57)

Benefit (Expense) for Income Taxes	(1.44)	-	-	-	-	-	-	2.82	1.37

Net Income (Loss)	77.15	(17.23)	(3.60)	(7.22)	(46.09)	(0.03)	(10.00)	2.82	(4.20)

On a diluted per share basis	$4.43	$(1.05)	$(0.22)	$(0.44)	$(2.80)	$(0.00)	$(0.61)	$0.17	$(0.26)

Shares used in per share calculation	17.42	16.44	16.44	16.44	16.44	16.44	16.44	16.44	16.44

*	Common equivalent shares are excluded from the GAAP diluted earnings per share calculation as their effect is anti-dillutive

Excluding the stock-based compensation expense, intangible amortization expense, contingent consideration charge, non-recurring expenses, litigation settlement expense, amortization of capitalized debt issuance costs, and the non-cash income tax benefit, 2015 non-GAAP operating income was $78.8 million and non-GAAP net income was $77.2 million or $4.43 per share based on fully diluted shares outstanding of 17.4 million. This compares to 2014 non-GAAP operating income of $41.1 million, non-GAAP net income of $40.6 million and non-GAAP net income per fully diluted share of $2.47. Therefore 2015 non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 92%, 90% and 79% year-over-year, respectively.

Adjusted EBITDA

Fourth quarter adjusted EBITDA was $30.2 million which was up 136% compared to the $12.8 million in the fourth quarter of 2014.  Fourth quarter adjusted EBITDA margin was 43.2%, up compared to 30.5% in the fourth quarter of 2014.  2015 adjusted EBITDA was $82.6 million which was up 87% compared to the $44.2 million in the 2014.  2015 adjusted EBITDA margin was 38.6%, up compared to 30.0% in 2014. Adjusted EBITDA is a non-GAAP financial measure that represents earnings before interest, taxes, depreciation and amortization and certain items used to reconcile GAAP to non-GAAP financial measures are shown in the reconciliation table below.

Reconciliation of GAAP Net Income to Adjusted EBITDA

Fourth Quarter and Fiscal 2015 All amounts in millions except margin data	Three Months ended December 31,		Twelve Months ended December 31,
	2015	2014	2015	2014

GAAP Net Income (Loss)	$(0.07)	$8.90	$(4.20)	$36.88

Depreciation and Amortization expense	$2.53	$1.64	$7.70	$4.83
Interest & Other Expense (Income), net	$0.35	$(0.14)	$(0.07)	$(0.65)
Income Tax Expense (Benefit), net	$(1.28)	$(9.32)	$(1.37)	$(12.70)

Stock-based Compensation Expense	$8.12	$2.73	$17.23	$5.13
Contingent Consideration Charge	$20.06	$7.58	$46.09	$8.44
Non-Recurring Expenses	$0.47	$1.39	$17.22	$2.31

Adjusted EBITDA	$30.18	$12.78	$82.59	$44.24

Adjusted EBITDA Margin	43.2%	30.5%	38.6%	30.0%

Taxes

As of December 31, 2015, the Company had a $57 million deferred tax asset resulting from past net operating losses and other tax credits. For the fourth quarter of 2015, the Company reported a GAAP income tax benefit of $1.3 million which was composed of a cash income tax expense of $0.7 million and a non-cash income tax benefit of $1.9 million.  The Company expects to be able to continue to utilize its deferred tax assets in future periods and thus expects to incur cash tax expenses for 2016 consistent with prior years.

Share Repurchase

During the fourth quarter of 2015, the Company did not repurchase any shares. On February 22, 2016, the Board of Directors approved a new share repurchase program that authorizes the Company to repurchase up to $20 million of shares of stock during the next six months.

Business Outlook

For 2016, the Company estimates revenue to be in a range of $290 to $310 million and non-GAAP net income per fully-diluted share to be in a range of $5.00 to $5.50. Non-GAAP measures exclude certain non-cash items such as stock-based compensation expense, amortization of acquired intangibles and capitalized debt issuance costs and non-cash income tax adjustments, and certain non-recurring expenses such as acquisition and integration related corporate development expenses.

Company Customer Metrics and Conference Call

A complete set of the quarterly customer metrics for the past three fiscal years is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com, Endicia, ShipStation and ShipWorks

Stamps.com (Nasdaq: STMP) is the leading provider of Internet-based postage services to a broad range of users, including consumers, small businesses, eCommerce shippers, enterprises, and higher volume shippers. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage using only a computer, printer and an Internet Connection, right from their homes or offices.

Endicia is the leading provider of high volume shipping technologies and services for U.S. Postal Service shipping. Endicia offers solutions that help businesses run their shipping operations more smoothly and function more successfully. Endicia also provides seamless access to USPS shipping services through integration with more than 250 partner applications. Endicia has printed more than $14 billion in postage since inception. For more information on Endicia products and services, visit www.endicia.com.

ShipStation is the leading web-based shipping solution that helps eCommerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any eCommerce web-based solution with approximately 100 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL.  ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShipWorks is the leading client-based shipping solution that helps high volume shippers import, organize process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to approximately 65 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution.  Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more.  Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, Channel Advisor, Magento, and many more.  ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders, quickly and efficiently.

About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted EBITDA, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude certain non-cash items such as stock-based compensation, amortization of acquired intangibles and capitalized debt issuance costs, contingent consideration charges and income tax adjustments, and certain non-recurring expenses such as acquisition and integration related corporate development expenses and litigation settlement expenses, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA as calculated in this release represents earnings before interest and other expense, net, interest and other income, net, income tax expense, income tax benefit, depreciation and amortization and certain items described in this release used to reconcile GAAP to non-GAAP financial measures.  Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total GAAP revenue for the period.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions, the Company’s compliance with the covenants in its Credit Agreement and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about anticipated results and our planned acquisition of Endicia, all of which involve risks and uncertainties. Important factors, including the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, including its proposed acquisition of Endicia, complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo, Endicia, ShipStation and ShipWorks are trademarks or registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2015	2014	2015	2014
Revenues:
Service	$58,175	$33,075	$176,672	$115,696
Product	5,077	4,440	18,283	16,883
Insurance	3,926	2,817	11,732	9,217
Customized postage	2,684	1,510	7,229	5,450
Other	14	11	41	23
Total revenues	69,876	41,853	213,957	147,269
Cost of revenues:
Service	8,192	5,746	27,967	19,687
Product	1,571	1,397	5,971	5,516
Insurance	1,238	962	3,984	3,210
Customized postage	2,182	1,196	6,013	4,493
Total cost of revenues	13,183	9,301	43,935	32,906
Gross profit	56,693	32,552	170,022	114,363
Operating expenses:
Sales and marketing	18,246	12,110	56,144	43,659
Research and development	6,991	3,950	20,711	13,309
General and administrative	12,395	9,409	42,399	25,147
Contingent consideration charges	20,061	7,578	46,088	8,438
Litigation settlement	-	-	10,000	-
Total operating expenses	57,693	33,047	175,342	90,553
(Loss) income from operations	(1,000)	(495)	(5,320)	23,810

Interest expense, net	(397)	-	(397)	-
Interest income and other income, net	43	79	146	375
(Loss) income before income taxes	(1,354)	(416)	(5,571)	24,185
Income tax benefit	(1,283)	(9,318)	(1,373)	(12,697)
Net (loss) income	$(71)	$8,902	$(4,198)	$36,882
Net (loss) income per share:
Basic	$(0.00)	$0.56	$(0.26)	$2.30
Diluted	$(0.00)	$0.54	$(0.26)	$2.25
Weighted average shares outstanding:
Basic	16,642	15,952	16,436	16,011
Diluted	16,642 (1)	16,372	16,436 (1)	16,417

(1) -	Common equivalent shares are excluded from the diluted (loss) earnings per share calculation as their effect is anti-dilutive

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2015	December 31, 2014

ASSETS
Cash and investments	$75,208	$57,630
Accounts receivable	55,052	12,325
Other current assets	8,345	6,071
Property and equipment, net	31,707	30,427
Goodwill and intangible assets, net	293,757	86,463
Deferred tax	57,224	53,816
Other assets	7,321	7,999
Total assets	$528,614	$254,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$60,816	$22,521
Debt, net of capitalized debt issuance costs	161,620	-
Contingent consideration	63,209	25,015
Deferred revenue	4,000	2,164
Total liabilities	289,645	49,700

Stockholders' equity:
Common stock	52	51
Additional paid-in capital	716,253	678,075
Treasury stock	(172,410)	(172,410)
Accumulated deficit	(304,944)	(300,746)
Accumulated other comprehensive income	18	61
Total stockholders' equity	238,969	205,031

Total liabilities and stockholders' equity	$528,614	$254,731